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                                                                  Exhibit 9(b)


                            ADMINISTRATION AGREEMENT


     THIS ADMINISTRATION AGREEMENT, dated as of this day of February, 1998, the "Agreement"), between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("Investor Services Group"), and ICM SERIES TRUST, a Massachusetts business trust (the "Fund").

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain Investor Services Group to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and Investor Services Group is willing to render such services;

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Article 1   DEFINITIONS.

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                    (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                    (b) "Authorized Person" shall be deemed to include (i) any officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

                    (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                    (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                    (e) "Commission" shall mean the Securities and Exchange Commission.




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                    (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custody Agreement.

                    (g) "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

                    (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                    (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person.

                    (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

                    (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

                    (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                    (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                    (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2   APPOINTMENT OF INVESTOR SERVICES GROUP.

     The Fund hereby appoints Investor Services Group to act as Administrator of the Fund on the terms set forth in this Agreement. Investor Services Group accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Article 3   DUTIES OF INVESTOR SERVICES GROUP.

         3.1 Investor Services Group shall be responsible for the following: performing the customary services of an administrator, including corporate secretarial, treasury and blue sky services, and fund accounting agent for the Fund, as more fully described in the written schedule


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of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

     3.2 In performing its duties under this Agreement, Investor Services Group:
(a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

     3.3 Investor Services Group agrees to provide the services set forth herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time by the parties.

     3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article 4  RECORDKEEPING AND OTHER INFORMATION.

     4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

Article 5  FUND INSTRUCTIONS.

     5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

     5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect


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to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

     5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6  COMPENSATION.

     6.1 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

     6.2 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.2 which may be properly payable by the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

     6.3 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

     6.4 In the event that Investor Services Group has failed to meet a specific Performance Standard category for a specified length of time, as set forth on
Exhibit 1 of Schedule B, the fees to be paid by the Fund to Investor Services Group shall be subject to reduction as set forth in Exhibit 1 to Schedule B. Notwithstanding the foregoing, the Fund's rights under this Section 6.4, shall not become effective until 90 days following the date Investor Services Group commences providing services to the Fund under this Agreement. For purposes of the fee reduction set forth above, Investor Services Group's obligation to meet the Performance Standards shall be measured with respect to each of the Portfolios individually.

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     6.5 In addition to those fees set forth in Section 6.3 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. All out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

     6.6 Investor Services Group will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Fund will pay to Investor Services Group the amount of such billing by Federal Funds Wire within thirty (30) business days after the Fund's receipt of said bill. In addition, Investor Services Group may charge a service fee equal to the lesser of (a) one and one half percent (1-1/2%) per month or (b) the highest interest rate legally permitted on any past due billed amount.

     6.7 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised Fee Schedule executed and dated by the parties hereto.

     6.8 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article
12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article 7  DOCUMENTS.

     In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article 8 FUND ACCOUNTING SYSTEM.

     8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System"); provided, however, that all data, account information or other information content shall remain the property of the Fund.


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     8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article 9  REPRESENTATIONS AND WARRANTIES.

     9.1  Investor Services Group represents and warrants to the Fund that:

          (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

          (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     9.2 The Fund represents and warrants to Investor Services Group that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

          (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement; and

          (d) a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective.


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     9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANY OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10  INDEMNIFICATION.

     10.1 The Fund shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable in connection with this Agreement or Investor Services Group's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder.

     10.2 Investor Services Group shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses, (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or its affiliates, or for which the Fund or its affiliates may be held liable in connection with this Agreement or Investor Services Group's performance hereunder (a "Claim"), provided that such Claim resulted from willful misfeasance, bad faith or negligent act or omission by Investor Services Group in performance of its duties and obligations hereunder, or reckless disregard of its duties and obligations hereunder.

     10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

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     10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                    (a) one year after the Indemnified Party becomes aware of the event for which indemnification is claimed; or

                    (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

     10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the sole and exclusive remedy for claims or other actions or proceedings to which a party's indemnification obligations pursuant to this Article 10 may apply.

Article 11  STANDARD OF CARE.

     11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith, willful misconduct or reckless disregarad of its duties hereunder or that of its employees.

     11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

     11.3 Without in any way limiting the foregoing, in the event Investor Services Group shall provide Blue Sky services to the Fund, Investor Services Group shall have no liability for failing to file on a timely basis any material to be provided by the Fund or its designee that it has not received on a timely basis from the Fund or its designee, nor shall Investor Services Group have any responsibility to review the accuracy or adequacy of materials it receives from the Fund or its designee for filing or bear any liability arising out of the timely filing of such materials; nor shall Investor Services Group have any liability for monetary damages for the sale of securities in jurisdictions where Shares are not properly registered, or in jurisdictions where Shares are sold in excess of the lawfully registered amount unless such failure of proper registration or excess sales is due to the willful misfeasance, bad faith, reckless disregard or negligence of Investor Services Group. Investor Services Group shall not be liable for any errors which result from inaccurate or inadequate information reported to Investor Services Group directly or indirectly from the Fund's transfer agent. Investor Services Group shall be under no obligation to investigate or confirm the accuracy or adequacy of any information provided to Investor Services Group by the Fund's transfer agent.


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Article 12  CONSEQUENTIAL DAMAGES.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13  TERM AND TERMINATION.

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

     13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

     13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Fund.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     13.5 Notwithstanding anything contained in this Agreement to the contrary, in the event that a merger, acquisition or change in control of the Fund or an affiliate (as defined under the 1940 Act) of the Fund results, either directly or indirectly, in the termination of this Agreement, the Fund shall pay to Investor Services Group within 30 days of the notice of termination the fee set forth in Schedule C (the "Early Termination Fee"). Such Early Termination Fee shall not be


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payable if Investor Services Group provides to a successor in interest of the
Fund services substantially similar to those services provided to the Fund hereunder.

     13.6 Notwithstanding anything contained in this Agreement to the contrary, in the event that the Board of Trustees (including a majority of the disinterested Trustees) determines to do so, the Fund shall have the right to terminate this Agreement without cause upon six (6) months prior written notice to Investor Services Group, provided that prior to the effective date of such termination, the Fund shall pay to Investor Services Group a penalty equal to $95,000. Notwithstanding the foregoing, the Fund's rights under this Section
13.6 shall not result in an effective date of termination that occurs prior to two (2) years following the date Investor Services Group commences providing services to the Fund under this Agreement.

Article 14  ADDITIONAL PORTFOLIOS

     14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as administrator under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

Article 15  CONFIDENTIALITY.

     15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     15.2 Proprietary Information means:

                    (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product

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          plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                    (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

                    (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

          (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

          (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

          (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

          (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

          (e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.


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Article 16  FORCE MAJEURE.

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17  ASSIGNMENT AND SUBCONTRACTING.

     This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group; provided, however that Investor Services Group may not engage subcontractors to perform a substantial part of the services to be performed by Investor Services Group without the prior written consent of the Fund, which consent may not be unreasonably withheld.

Article 18  ARBITRATION.

     18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.


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Article 19  NOTICE.

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  ICM Series Trust
                  c/o IronWood Capital Management, LLC
                  One Exchange Place
                  Boston, Massachusetts  02109
                  Attention:  Warren J. Isabelle

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20  GOVERNING LAW/VENUE.

     The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22  CAPTIONS.

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23  PUBLICITY.

     Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24  RELATIONSHIP OF PARTIES.

     24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 25  ENTIRE AGREEMENT; SEVERABILITY.

     25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26  MISCELLANEOUS.

     The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                    ICM SERIES TRUST

                                    By:
                                       ___________________________

                                    Name:
                                         _________________________

                                    Title:
                                          ________________________


                                    FIRST DATA INVESTOR SERVICES GROUP, INC.

                                    By:
                                       ___________________________

                                    Name:
                                         _________________________

                                    Title:
                                          ________________________

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                        ICM/Isabelle Small Cap Value Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP

          (a) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate) and furnishing corporate officers for the Fund;

          (b) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

          (c) Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

         *    Daily, Weekly, and Monthly Reporting

         *    Portfolio and General Ledger Accounting

         *    Daily Valuation of all Portfolio Securities

         *    Daily Valuation and NAV Calculation

         *    Comparison of NAV to market movement

         * Review research of price tolerance/fluctuation report to market movements and events

         *    Research of items appearing on the price exception report

         * Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7

         *    Security trade processing

         *    Daily cash and position reconciliation with the custodian bank

         * Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

         *    Daily support and report delivery to Portfolio Management

         *    Daily calculation of Portfolio adviser fees and waivers

         *    Daily calculation of distribution rates

         *    Daily investable cash call

         *    Monitor and research aged receivables

         *    Collect aged income items and perform reclaims

         *    Update NASDAQ reporting

         * Daily maintenance of each Portfolio's general ledger including expense accruals

         *    Daily NAV per share notification to other vendors as required

         *    Calculation of 30-day SEC yields and total returns

         *    Preparation of month-end reconciliation package

         *    Monthly reconciliation of Portfolio expense records

         *    Application of monthly pay down gain/loss

         *    Preparation of all annual and semi-annual audit work papers

     (d) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

         *    Expense Accrual Monitoring

         *    Determination of Dividends

         * Preparation materials for review by the Board, e.g., Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A

         *    Tax and Financial Counsel

         *    Creation of expense pro formas for new Portfolios/classes

         *    Reporting to investment company reporting agencies (i.e., Lipper)

         * Compliance Testing including Section 817(h) (daily, weekly or monthly)

     (e) Preparing reports to the Fund's Shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

     (f) Preparing and filing the Fund's tax returns and providing shareholder tax information to the Fund's transfer agent;

     (g) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

     (h) Performing "Blue Sky" compliance functions, as follows:

         * Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained. Any Written Instructions not received at least 45 days prior to the date the Fund intends to offer or sell its Shares cannot be guaranteed a timely notification to the states. In addition, Investor Services Group shall not be responsible for providing to any other service provider of the Fund a list of the states in which the Fund may offer and sell its Shares.

         * Filing with each appropriate jurisdiction the appropriate materials relating to the Fund. The Fund shall be responsible for providing such materials to Investor Services Group, and Investor Services Group shall make such filings promptly after receiving such materials.

         * Providing to the Fund quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Fund. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund.

         * In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, Investor Services Group will promptly notify the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. Investor Services Group will not register additional Shares in such jurisdiction unless and until Investor Services Group shall have received written instructions from the Fund to do so.

     (i) Performing corporate secretarial services including the following:

         * Assist in maintaining corporate records and good standing status of Fund in its state of organization

         * Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

         * Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

         * Provide support for one special in person board meeting per year and written consent votes where needed

     (j) Performing the following legal services:

         *    Prepare and file annual Post-Effective Amendment

         *    Prepare and file Rule 24f-2 Notice

         *    Review and file Form N-SAR

         *    Review, Edgarize and file Annual and Semi-Annual Financial Reports

         * Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed

         * Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed

         * Maintain effective communication with outside counsel and review legal bills of outside counsel

         * Coordinate the printing and mailing process with outside printers for all shareholder publications

         *    Arrange D&O/E&O insurance and fidelity bond coverage for Fund

         * Assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under the Fund's Code

     (k) Performing, in accordance with the Written Instructions of the Fund, the following Special Legal Services in accordance with the pricing structure listed on the Fee Schedule attached to this Agreement as Schedule C:

         * Assist in managing SEC audit of the Fund at the Adviser's principal place of business

         * Review sales material and advertising for Fund Prospectus compliance

         * Assist in new Portfolio start-up (to the extent requested) Coordinate time and responsibility schedules
                Prepare Fund corporate documents (MTA/by-laws)
                Draft/file registration statement (including investment
                 objectives/policies and prospectuses)
              Respond to and negotiate SEC comments
              Draft notice, agenda and resolutions for organizational meeting;
                 attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues

         * Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers

         * Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues

         * Prepare proxy material for special meetings (including fund merger documents)

         * Prepare Post-Effective Amendments for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings)

         *    Prepare special Prospectus supplements where needed

         * Assist in extraordinary non-recurring projects, including providing consultative legal services, e.g.,
                Arrange CDSC financial programs
                Prospectus simplification
                Profile prospectuses
                Exemptive order applications

                             EXHIBIT 1 TO SCHEDULE B

                              PERFORMANCE STANDARDS


STANDARDS:

FUND ACCOUNTING/CUSTODY LIAISON

The following standards will be met 90% of the time.

         * NAV's calculated accurately, provided all information from external vendors or fund manager is correct*

         *    Information to NASDAQ is reported within timeframes

         * Daily bulletin is released by 7:00 p.m., EST, provided all information from external vendors or fund managers is received in a timely basis

FUND ADMINISTRATION/TAX AND COMPLIANCE

The following standard will be met 100% of the time.

         *    All SEC and IRS regulatory requirements will be met


MEASUREMENT:

Measurement of the Performance Standards shall not become effective until 90 days following the date Investor Services Group commences providing services to the Fund under this Agreement.

PENALTIES:

         * The penalty for missing the same Performance Standard in one (1) quarter is written notice.

         * The penalty for missing the same Performance Standard two (2) quarters in succession is a 10% reduction in the quarterly fee for such service for the second quarter.

         * The penalty for missing the same Performance Standard three (3) quarters in a rolling six (6) quarter period is a 20% reduction in the quarterly fee for the third quarter.

                                   SCHEDULE C

                                  FEE SCHEDULE

         For the services to be rendered, the facilities to be furnished and the payments to be made by Investor Services Group, as provided for in this Agreement, the Fund, on behalf of each Portfolio, will pay Investor Services Group on the first business day of each month a fee for the previous month at the rates listed below.

         *    Fund Administration:

              $150 million in aggregate net assets                                  0.12%
              $150 million to $500 million in aggregate net assets                  0.15%
              Next $500 million to $750 million in aggregate net assets             0.12%
              Next $750 million to $1.5 billion in aggregate net assets             0.09%
              Next $1.5 billion to $2.5 billion in aggregate net assets             0.075%
              Next $2.5 billion to $5 billion in aggregate net assets               0.05%
              Greater than $5 billion in aggregate net assets                       0.025%

              Minimum charge per Portfolio                                          $55,000

         *    Fund Accounting:

              $35,000 per Portfolio per annum

              $5,000 per class above one class per annum
         * Legal Administration: 0.01% of aggregate net assets; provided, however, that such fee shall no longer be due and payable by the Fund to Investor Services Group once Investor Services Group has received an aggregate of $20,000 in Legal Administration Fees from the Fund.

         * The Early Termination Penalty referred to in Section 13.5 shall be an amount equal to $50,000 and any fees which may have been waived by Investor Services Group prior to such termination.

         * Investor Services Group shall be entitled to the following fee for the performance of any Special Legal Services as described in Schedule B in accordance with the Written Instructions of the
              Fund: $185 per hour subject to certain project caps as may be agreed to by Investor Services Group and the Fund.

         * Investor Services Group shall be entitled to collect all out-of-pocket fees described in Schedule D.

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES


Out-of-pocket expenses:

        *     Courier services
        * Duplicating charges with respect to filings with Federal and state authorities and Board meeting materials
        * Travel to and from Board meetings and other meetings with Fund management
        *     Pricing services (or services used to determine Fund NAV)
        *     Customized programming requests
        *     Blue Sky filing or registration fees
        *     SAS 70
        *     Cold Storage
        *     Document Retrieval
        * Such other expenses as are agreed to by Investor Services Group and the Fund

                             ICM SERIES TRUST FUNDS
                          OUT-OF-POCKET EXPENSE SUMMARY


-------------------------------------------------------------------------------
Courier services                  If at your request, we need to courier, or
                                  overnight, mail, we will pass along the
                                  charges from the overnight service.
-------------------------------------------------------------------------------
Duplicating charges with          If volumes are large enough that we have to
respect to filings with           use an outside service, costs will be passed
and board meeting materials       back to the Fund. (For example, cost of
                                  copying N1A federal and state authorities
                                  filings for each state)
-------------------------------------------------------------------------------
Travel to and from board          Applicable only when Board Meeting is not in
meeting and other meetings        Boston. Expenses for our attorney, who is
management the fund.              required to attend board meetings will be
                                  billed back to with Fund Expenses for other
                                  employees of First Data will not be.
--------------------------------------------------------------------------------
Pricing services                  We use a variety of outside vendors. Cost of
                                  vendor pricing currently charged to funds at
                                  $0.10 per equity, $0.50 per bond, $0.50 per
                                  money instrument and $1.00 other (REIT). ICM
                                  Funds estimate $1,800 - $2,000 per year.
-------------------------------------------------------------------------------
Customized programming requests   Usually for custom reports. Billed at
                                  $135/hour

--------------------------------------------------------------------------------
Blue sky filing or                Fees charged by states will be passed back to
registration fees                 fund. Estimates above. Assuming 7 portfolios,
                                  one class of shares, one prospectus, and
                                  registrations for all 50 states, blue sky
                                  costs range from $110,790 to $209, 400
                                  depending on registration amounts.
--------------------------------------------------------------------------------
Costs of SAS-70                   Clients share pro-rata in the cost of
                                  preparing a First Data SAS-70 (fund
                                  accounting). Currently estimated at $300 per
                                  fund, which is more than off-set by the
                                  reduced audit fees charged to the fund.
--------------------------------------------------------------------------------
COLD storage costs                Digital storage of shareholder documentation
                                  and systems reports. Alternative to
                                  microfilm/microfiche. Costs are $0.008 per
                                  page.
--------------------------------------------------------------------------------
Document retrieval costs          Charged by storage vendor (ex. Pierce Leahy)
                                  for retrieval of archived shareholder
                                  material.
--------------------------------------------------------------------------------
Such other expenses as are        Costs will vary and will be discussed with
agreed to by Investor Services    you.
Group and the fund.
--------------------------------------------------------------------------------

                                   SCHEDULE E

                                 FUND DOCUMENTS

         * Certified copy of the Articles of Incorporation of the Fund, as amended

         *     Certified copy of the By-laws of the Fund, as amended,

         * Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

         * Copies of all agreements between the Fund and its service providers.

         * All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.